June 13, 2025

AQR Funds

One Greenwich Plaza, Suite 130

Greenwich, Connecticut 06830

RE: AQR LSE Fusion Fund, AQR CVX Fusion Fund, AQR MS Fusion Fund, and AQR MS Fusion HV Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for AQR Funds, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 4, 2008, as amended by Amendment No. 1 to the Certificate of Trust filed with the Secretary of State on August 25, 2017 (as so amended, the “Certificate of Trust”);

(b)	The Declaration of Trust, dated September 4, 2008, including Schedule A thereto, amended as of February 13, 2025, made by the trustee named therein (the “Trust Instrument”);

(c)	Post-Effective Amendment No. 157 (the “Amendment”), to be filed with the Securities and Exchange Commission (the “SEC”) on or about the date

One Rodney Square   920 North King Street   Wilmington, DE 19801   Phone: 302-651-7700   Fax: 302-651-7701

www.rlf.com

AQR Funds

June 13, 2025

hereof, to the Trust’s Registration Statement on Form N-1A (File Nos. 333- 153445 and 811-22235), filed with the SEC on September 11, 2008 (as amended by the Amendment, the “Registration Statement”);

(d)	The Amended and Restated By-Laws of the Trust in effect on the date hereof (the “By-laws”) as approved by the Board of Trustees of the Trust (the “Board”) and effective February 16, 2023;

(e)

Copies of certain resolutions (the “Resolutions”) adopted by the Board at meetings on February 12-13 2025 and May 28-29, 2025, with respect to the creation of the certain series of the Trust known as (i) AQR LSE Fusion Fund, (ii) AQR CVX Fusion Fund, (iii) AQR MS Fusion Fund, and (iv) AQR MS Fusion HV Fund (collectively the “Funds”) and the issuance of Class I, Class N and Class R6 shares of beneficial interest in each of the Funds (each, a “Share” and collectively, the “Shares”);

(f)	A certificate of an officer of the Trust with respect to certain matters, dated on or about the date hereof; and

(g)	A Certificate of Good Standing for the Trust, dated June 12, 2025, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation, and termination of the Trust, and that the Trust Instrument, the By-laws, and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution, and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by

AQR Funds

June 13, 2025

the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations, and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1.  The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2.  The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid, and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards Layton & Finger, PA

JWP/MMK